As filed with the Securities and Exchange Commission on December 11, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Iron Mountain Incorporated
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23-2588479 (I.R.S. Employer Identification No.)

745 Atlantic Avenue
Boston, Massachusetts 02111
(Address of principal executive offices)

Stratify, Inc. 1999 Stock Plan
(Full title of the Plan)

C. Richard Reese
Chairman of the Board of
Directors and Chief Executive Officer
Iron Mountain Incorporated
745 Atlantic Avenue
Boston, Massachusetts 02111
(617) 535-4766
(Name, address and telephone number of agent for service)

Copy to:

William J. Curry, Esq.
Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
(617) 338-2800

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value	923,757 shares	$36.26	$33,495,428.82	$1,029

(1)  In accordance with Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)  The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on December 4, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”).

Item 2.    Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following additional documents, which have been filed by Iron Mountain Incorporated (“Iron Mountain”) with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference in and made a part of this registration statement, as of their respective dates:

(a) Iron Mountain’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (except for Item 15 which is incorporated by reference from our Current Report on Form 8-K filed with the SEC on May 10, 2007).

(b) Iron Mountain’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2007, filed with the SEC on May 10, 2007, for the fiscal quarter ended June 30, 2007, filed with the SEC on August 9, 2007 and for the fiscal quarter ended September 30, 2007, filed with the SEC on November 9, 2007.

(c) Iron Mountain’s Current Reports on Form 8-K filed on January 9, 2007, January 12, 2007, January 24, 2007, February 13, 2007, March 5, 2007, March 6, 2007 (Item 5.02 only), March 8, 2007, March 12, 2007, March 23, 2007, April 20, 2007, May 10, 2007 and July 16, 2007.

(d) All other reports filed by Iron Mountain pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(e)  The description of the securities contained in Iron Mountain’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed or to be filed for the purpose of updating such description.

All documents subsequently filed by Iron Mountain pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

 Not applicable.

Item 5.  Interests of Named Experts and Counsel.

 Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Delaware General Corporation Law and Iron Mountain's charter and by-laws provide for indemnification of its directors and officers for liabilities and expenses that they may incur in such capacities.  In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Iron Mountain, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

Iron Mountain also maintains directors and officers liability insurance.

Item 7.    Exemption from Registration Claimed.

 Not applicable.

Item 8.    Exhibits.

 The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.    Undertakings.

1.    The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    Not applicable.

(5)   Not applicable.

(6)   Not applicable.

                 2.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 3.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on December 11, 2007.

IRON MOUNTAIN INCORPORATED

By: /s/ C. Richard Reese
C. Richard Reese Chief Executive Officer and President

POWER OF ATTORNEY AND SIGNATURES

The undersigned officers and directors of the registrant hereby constitute and appoint C. Richard Reese and Brian P. McKeon, and each of them singly, with full power of substitution, our true and lawful attorneys-in-fact and agents to take any actions to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including the power and authority to sign for us in our names in the capacities indicated below any and all amendments to this registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ C. Richard Reese C. Richard Reese	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	December 11, 2007
/s/ Brian P. McKeon Brian P. McKeon	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 11, 2007
/s/ Clarke H. Bailey Clarke H. Bailey	Director	December 11, 2007

/s/ Constantin R. Boden Constantin R. Boden	Director	December 11, 2007
/s/ Kent P. Dauten Kent P. Dauten	Director	December 11, 2007
/s/ Michael Lamach Michael Lamach	Director	December 11, 2007
/s/ Arthur D. Little Arthur D. Little	Director	December 11, 2007
/s/ Vincent J. Ryan Vincent J. Ryan	Director	December 11, 2007
/s/ Laurie A. Tucker Laurie A. Tucker	Director	December 11, 2007

EXHIBIT INDEX

The following are the exhibits to this registration statement (all of which have been filed herewith):

Exhibit No.	Description
5.1	Opinion of Sullivan & Worcester LLP
23.1	Consent of Sullivan & Worcester LLP (contained in the opinion of Sullivan & Worcester LLP filed herewith as Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24	Powers of Attorney (included in the signature page to this registration statement)